Exhibit 99.1

Pactiv Evergreen Reports Fourth Quarter 2020 Financial Results

Solid Fourth Quarter Results Despite Ongoing COVID-19 Headwinds

LAKE FOREST, IL, February 24, 2021 – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the fourth quarter 2020 ended December 31, 2020.

John McGrath, Chief Executive Officer of Pactiv Evergreen, “I am pleased that our fourth quarter 2020 operating performance ended near the prior year and where we were expecting despite ongoing headwinds from the impacts of COVID-19.”

McGrath continued, “With the introduction and distribution of COVID-19 vaccines in the U.S. and other of our key markets, we believe that an economic recovery is on the horizon and that we are the packaging company best positioned to benefit from such a recovery. For this reason, we continue to focus on executing our strategic initiatives while working closely with our customers to prepare for a significant increase in consumer demand during the expected economic recovery. I am very proud of and thankful for our team members for all of the work they are doing to support our customers during these unprecedented times.”

Fourth Quarter 2020 Financial Highlights:

•	Net Revenues of $1,175 million for the fourth quarter of 2020 compared to $1,303 million in the prior year period

•	Net Income from continuing operations of $18 million for the fourth quarter of 2020 compared to a net loss of $140 million in the prior year period. Net income (loss) from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•	Adjusted EBITDA[1] from continuing operations of $170 million for the fourth quarter of 2020 compared to $173 million in the prior year period

Fourth Quarter 2020 Results

Net revenues in the fourth quarter of 2020 were $1,175 million compared to $1,303 million in the prior year period. The decrease in net revenues was primarily driven by lower volume largely due to the unfavorable impact from the COVID-19 pandemic, as well as lower pricing mainly due to lower raw material costs passed through to customers.

Net Income from continuing operations was $18 million in the fourth quarter of 2020 compared to a net loss of $140 million in the fourth quarter of 2019. The change was primarily driven by higher significant and/or unusual items including an $85 million change in income taxes primarily attributable to changes in the Company’s valuation allowance associated with deferred interest deductions in the prior year period, lower interest expense of $25 million driven by lower average debt outstanding in the current year quarter, $24 million of favorable non-cash pension income, lower foreign exchange losses on cash of $24 million, favorable change of $9 million related to unrealized gains on our commodity derivatives and lower operational process engineering-related consultancy spend of $8 million, partially offset by higher restructuring and impairment charges of $9 million. Additionally, underlying operational performance was impacted by lower volume primarily driven by the impact of COVID-19, lower pricing and higher manufacturing costs, partially offset by favorable raw material costs, net of lower costs passed through to customers and lower corporate costs.

Adjusted EBITDA1 was $170 million in the fourth quarter of 2020 compared to $173 million in the fourth quarter of 2019. The slight decline was primarily due to lower volume driven by the COVID-19 pandemic, lower pricing and higher manufacturing costs, partially offset by favorable raw material costs, net of lower costs passed through to customers and lower corporate costs.

____________________

1 Adjusted EBITDA is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

Key Segment Results (compared to the fourth quarter of 2019)

Foodservice

•	Net revenues decreased $70 million, or 13%

•	Adjusted EBITDA decreased $3 million, or 4%

The decrease in net revenues was primarily driven by lower sales volume due to market contraction from the impact of the COVID-19 pandemic, as well as lower pricing primarily due to lower raw material costs passed through to customers.

The decrease in Adjusted EBITDA was primarily driven by lower sales volume due to the impact of the COVID-19 pandemic and higher manufacturing costs, partially offset by lower raw material costs.

Food Merchandising

•	Net revenues decreased $1 million

•	Adjusted EBITDA increased $4 million, or 6%

The decrease in net revenues was primarily driven by higher volume, partially offset by an unfavorable product mix and lower costs passed through to customers.

The increase in Adjusted EBITDA was primarily driven by favorable material costs, net of lower costs passed through to customers, partially offset by an unfavorable product mix.

Beverage Merchandising

•	Net revenues decreased $55 million, or 13%

•	Adjusted EBITDA decreased $18 million, or 33%

The decrease in net revenues was primarily due to lower sales volume and lower pricing due to the impact of the COVID-19 pandemic.

The decrease in Adjusted EBITDA was primarily driven by lower pricing and lower sales volume due to the impact of the COVID-19 pandemic, as well as increased manufacturing costs. These items were partially offset by lower raw material costs, as wood supply markets have returned to historical normalized levels from prior year weather-related increases.

Financial Results for the Year Ended December 31, 2020

•	Net Revenues of $4,689 million for the year ended December 31, 2020 compared to $5,191 million in the prior year period

•	Net Loss from continuing operations of $10 million for the year ended December 31, 2020 compared to a net loss of $240 million in the prior year period. Net loss from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•	Adjusted EBITDA[1] of $615 million for the year ended December 31, 2020 compared to $691 million in the prior year period

Net revenues for the year ended December 31, 2020 were $4,689 million compared to $5,191 million in the prior year period. The decrease was primarily due to lower sales volume across Foodservice and Beverage Merchandising, largely due to the unfavorable impact from the COVID-19 pandemic, as well as lower pricing, mainly due to lower raw material costs passed through to customers and an unfavorable impact from foreign currency.

Net loss from continuing operations favorably changed by $230 million to $10 million for the year ended December 31, 2020 compared to a net loss of $240 million in the prior year period. The change was primarily driven by higher significant and/or unusual items including a $196 million change in income taxes driven by a favorable impact from the CARES Act and a favorable change in the Company’s valuation allowance, $77 million of favorable non-cash pension income, lower interest expense of $62 million driven by lower average debt outstanding in the current year partially offset by higher debt extinguishment costs, lower restructuring and impairment charges of $28 million, and lower operational process engineering-related consultancy spend of $14 million, partially offset by higher strategic review and transaction-related costs of $40 million, higher related party management fees of $39 million and higher foreign exchange losses on cash of $7 million. Additionally, underlying operational performance was impacted by lower sales volume due to the impact of the COVID-19 pandemic, higher manufacturing costs and lower pricing, partially offset by favorable material costs, net of lower costs passed through to customers and lower corporate costs.

Adjusted EBITDA1 was $615 million for the year ended December 31, 2020 compared to $691 million in the prior year period. The decrease was primarily due to lower sales volume due to the impact of the COVID-19 pandemic, higher manufacturing costs and lower pricing. These items were partially offset by favorable material costs, net of lower costs passed through to customers and lower corporate costs.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents was $458 million as of December 31, 2020

•	Total outstanding debt was $4,004 million at December 31, 2020

•	For the year to date year ended December 31, 2020, capital expenditures related to the Company’s Strategic Investment Program (“SIP”) totaled $110 million

•	In October 2020, the Company contributed $121 million to its largest pension plan, the Pactiv Evergreen Pension Plan (“PEPP”). The net pension liability of the PEPP decreased from $654 million as of December 31, 2019 to $439 million as of December 31, 2020

•	The Company declared a quarterly dividend of $0.10 per share of common stock on February 4, 2021, which was paid on February 24, 2021 to stockholders of record at the close of business on February 14, 2021

•	The Company repaid the remaining $59 million of aggregate principal of its 5.125% notes on February 16, 2021

Outlook

The Company expects ongoing impacts from the COVID-19 pandemic including continued softened demand in its Foodservice and Beverage Merchandising segments, as well as continued elevated operating costs to maintain and improve service to customers. Winter Storm Uri damaged buildings and equipment in, interfered with the operations of, and sharply increased the energy costs for, Pactiv Evergreen’s facilities in the Southern half of the U.S. Pactiv Evergreen had to suspend its operations in eight of its facilities in Arkansas and Texas last week. While Pactiv Evergreen is beginning to recover from the winter storm, the financial impact of this event is still being assessed. Additionally the timing of the Pine Bluff mill outage and the aforementioned inclement weather conditions being experienced in Texas and Arkansas will most likely result in significant added costs during the first quarter of 2021.

The Company expects a strong second half of 2021 as the vaccine roll-out is forecasted to reach critical mass leading to revenue recovery in the Foodservice and Beverage Merchandising segments, commodity cost increases recovered through price and hedge coverage, benefits from the SIP and other strategic initiatives and steady mill operational improvements.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on February 25, 2021 at 8:00 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial 877-407-0789 from the U.S. and 201-689-8562 internationally, and enter confirmation code 13716230. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://www.pactivevergreen.com under “Events.”

About Pactiv Evergreen Inc. (NASDAQ: PTVE)

Pactiv Evergreen Inc. is a manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America and certain international markets. It supplies its products to a broad and diversified mix of companies, including full service and quick service restaurants, foodservice distributors, supermarkets, grocery and healthy eating retailers, other food stores, food and beverage producers, food packers and food processors.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about the Company’s future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about the Company, may include projections of the Company’s future financial performance, its anticipated growth strategies and anticipated trends in its business. These statements are only predictions based on the Company’s current expectations and projections about future events. There are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in the Company’s most recent filing, its final prospectus, filed with the Securities and Exchange Commission on September 18, 2020 pursuant to Rule 424(b)(4).

For additional information on these and other factors that could cause the Company’s actual results to materially differ from those set forth herein, please see the Company’s filings with the Securities and Exchange Commission, including its final prospectus filed with the Securities and Exchange Commission on September 18, 2020 pursuant to Rule 424(b)(4). Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

Investors

ICR

Ashley DeSimone

Ashley.DeSimone@icrinc.com

646.677.1827

Pactiv Evergreen Inc.

Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net revenues	$1,175	$1,303	$4,689	$5,191
Cost of sales	(987)	(1,095)	(3,969)	(4,344)
Gross profit	188	208	720	847
Selling, general and administrative expenses	(112)	(125)	(470)	(466)
Goodwill impairment charges	—	—	(6)	(16)
Restructuring, asset impairment and other related charges	(10)	(1)	(28)	(46)
Other income (expense), net	15	(22)	(33)	(29)
Operating income from continuing operations	81	60	183	290
Non-operating income (expense), net	16	(11)	66	(13)
Interest expense, net	(96)	(121)	(371)	(433)
Income (loss) from continuing operations before tax	1	(72)	(122)	(156)
Income tax benefit (expense)	17	(68)	112	(84)
Net income (loss) from continuing operations	18	(140)	(10)	(240)
Income (loss) from discontinued operations, net of income taxes	219	60	(15)	330
Net income (loss)	237	(80)	(25)	90
Net (income) loss attributable to non-controlling interests	(1)	2	(2)	1
Net income (loss) attributable to Pactiv Evergreen Inc. common stockholders	$236	$(78)	$(27)	$91

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common stockholders
From continuing operations – basic & diluted	$0.10	$(1.03)	$(0.08)	$(1.78)
From discontinued operations – basic & diluted	1.23	0.45	(0.10)	2.46
Total – basic & diluted	$1.33	$(0.58)	$(0.18)	$0.68

Weighted-average shares outstanding – basic	176.8	134.4	146.2	134.4
Weighted-average shares outstanding – diluted	176.9	134.4	146.2	134.4

Pactiv Evergreen Inc.

Consolidated Balance Sheets

(in millions)

	As of December 31, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	$458	$1,155
Accounts receivable, net	375	445
Related party receivables	55	—
Inventories	784	753
Other current assets	175	119
Assets held for sale or distribution	26	1,232
Total current assets	1,873	3,704
Property, plant and equipment, net	1,685	1,703
Operating lease right-of-use assets, net	260	191
Goodwill	1,760	1,766
Intangible assets, net	1,092	1,147
Deferred income taxes	7	21
Related party receivables	—	339
Other noncurrent assets	166	161
Noncurrent assets held for sale or distribution	—	7,143
Total assets	$6,843	$16,175

Liabilities
Accounts payable	$313	$316
Related party payables	10	30
Current portion of long-term debt	15	3,587
Current portion of operating lease liabilities	57	47
Income taxes payable	10	14
Accrued and other current liabilities	322	418
Liabilities held for sale or distribution	12	485
Total current liabilities	739	4,897
Long-term debt	3,965	7,043
Long-term operating lease liabilities	217	157
Deferred income taxes	193	150
Long-term employee benefit obligations	519	730
Other noncurrent liabilities	136	124
Noncurrent liabilities held for sale or distribution	—	992
Total liabilities	$5,769	$14,093
Total equity attributable to Pactiv Evergreen Inc. common stockholders	1,071	2,079
Non-controlling interests	3	3
Total equity	$1,074	$2,082
Total liabilities and equity	$6,843	$16,175

Pactiv Evergreen Inc.

Consolidated Statements of Cash Flows

(in millions)

	For the Year Ended December 31,
	2020	2019
Cash provided by (used in) operating activities
Net (loss) income	$(25)	$90
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	467	643
Deferred income taxes	18	98
Unrealized gains (losses) on derivatives	(10)	(13)
Goodwill impairment charges	6	25
Other asset impairment charges	18	106
(Gain) loss on disposal of businesses and other assets	(10)	42
Non-cash portion of employee benefit obligations	(59)	27
Non-cash portion of operating lease expense	96	108
Amortization of OID and DIC	17	20
Loss on extinguishment of debt	68	1
Other non-cash items, net	21	(3)
Change in assets and liabilities:
Accounts receivable, net	33	19
Inventories	(64)	19
Other current assets	(2)	29
Accounts payable	32	(118)
Operating lease payments	(93)	(106)
Income taxes payable	(58)	(53)
Accrued and other current liabilities	(80)	(37)
Other assets and liabilities	6	4
Employee benefit obligations	(128)	(5)
Net cash provided by operating activities	253	896
Cash provided by (used in) investing activities
Acquisition of property, plant and equipment and intangible assets	(410)	(629)
Proceeds from sale of property, plant and equipment	48	23
Disposal of businesses, net of cash disposed	8	597
Proceeds from related party loan repayment	—	5
Net cash used in investing activities	(354)	(4)
Cash provided by (used in) financing activities
Long-term debt proceeds	7,861	—
Long-term debt repayments	(8,944)	(381)
Financing transaction costs on long-term debt	(49)	—
Premium on redemption of long-term debt	569	—
Net proceeds from issue of share capital	(34)	—
Cash held by RPC & GPC at the time of distribution	(110)	—
Other financing activities	(4)	(3)
Net cash used in financing activities	(711)	(384)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	—
(Decrease) increase in cash, cash equivalents and restricted cash	(826)	508
Cash, cash equivalents and restricted cash as of beginning of the period[1]	1,294	786
Cash, cash equivalents and restricted cash as of end of the period[1]	$468	$1,294

1 – includes $10 million, $139 million and $127 million of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of December 31, 2020, December 31, 2019, and December 31, 2018, respectively.

Pactiv Evergreen Inc.

Segment Results

(in millions)

	Foodservice	Food Merchandising	Beverage Merchandising
Reportable segment net revenues
Three months ended December 31, 2020	$460	$350	$363
Three months ended December 31, 2019	530	351	418
Adjusted EBITDA
Three months ended December 31, 2020	$71	$66	$36
Three months ended December 31, 2019	74	62	54

	Foodservice	Food Merchandising	Beverage Merchandising
Reportable segment net revenues
Year ended December 31, 2020	$1,811	$1,396	$1,469
Year ended December 31, 2019	2,160	1,388	1,606
Adjusted EBITDA
Year ended December 31, 2020	$241	$252	$148
Year ended December 31, 2019	336	223	196

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating its past results and future prospects. The Company defines Adjusted EBITDA as net income from continuing operations calculated in accordance with GAAP, plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, goodwill impairment charges, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense and strategic review and transaction-related costs.

The Company presents Adjusted EBITDA because it is a key measure used by its management team to evaluate its operating performance, generate future operating plans and make strategic decisions. In addition, the Company’s chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Accordingly, the Company believes presenting this metric provides useful information to investors and others in understanding and evaluating its operating results in the same manner as the management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measure may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Please see the reconciliation of the Company’s Non-GAAP measure used in this release to the most directly comparable GAAP measure, beginning on the following page.

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019

Net income (loss) from continuing operations (GAAP)	$18	$(140)	$(10)	$(240)
Income tax (benefit) expense	(17)	68	(112)	84
Interest expense, net	96	121	371	433
Depreciation and amortization	76	75	289	273
Goodwill impairment charges(1)	—	—	6	16
Restructuring, asset impairment and other related charges(2)	10	1	28	46
(Gain) loss on sale of businesses and noncurrent assets(3)	(2)	(2)	(1)	22
Non-cash pension (income) expense(4)	(16)	8	(71)	6
Operational process engineering-related consultancy costs(5)	1	9	13	27
Related party management fee(6)	—	2	49	10
Strategic review and transaction-related costs(7)	8	5	47	7
Foreign exchange losses on cash(8)	1	25	15	8
Unrealized (gains) losses on derivatives(9)	(7)	2	(10)	(4)
Other	2	(1)	1	3
Adjusted EBITDA from continuing operations (Non-GAAP)	$170	$173	$615	$691

(1)	Reflects goodwill impairment charges in respect of the Company’s remaining closures operations.

(2)	Reflects asset impairment, restructuring and other related charges primarily associated with the remaining closures businesses that are not reported within discontinued operations as well as corporate restructuring actions following our IPO.

(3)	Reflects the (gain) loss from the sale of businesses and noncurrent assets, primarily in our Other segment during 2019.

(4)	Reflects the non-cash pension (income) expense related to the PEPP.

(5)	Reflects the costs incurred to evaluate and improve the efficiencies of the Company’s manufacturing and distribution operations.

(6)	Reflects the related party management fee charged by the Rank Group Limited to us and the fee to terminate this arrangement upon our IPO. Following the Company’s IPO, they are no longer charged the related party management fee.

(7)	Reflects costs incurred for strategic reviews of the Company’s businesses, as well as costs related to the Company’s IPO that cannot be offset against the proceeds of the IPO.

(8)	Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.

(9)	Reflects the mark-to-market movements in the Company’s commodity derivatives.